                                                Filed Pursuant to Rule 424(b)(1)
                                                          File Number: 333-59746
================================================================================

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.
                      129,651,000 SHARES OF COMMON STOCK

     Advanced Aerodynamics & Structures, Inc. ("AASI" or the "Company") may offer and sell up to 129,651,000 shares of AASI Class A Common Stock pursuant to the terms of its Series A Preferred Stock, Secured Convertible Notes, warrants issued in connection with its Secured Convertible Notes, Class A Warrants, Class B Warrants, and Underlying B Warrants.

     AASI's Class A Common Stock is traded on the OTC Bulletin Board under the symbol AASI.OB. On April 23, 2001, the last reported sale price of a share of our common stock on the OTC Bulletin Board was $.28.

                           --------------------------

      AN INVESTMENT IN THESE SECURITIES IS RISKY. YOU SHOULD ONLY PURCHASE
         THESE SHARES IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT.
               PLEASE SEE THE RISK FACTORS BEGINNING ON PAGE 2 TO
                 READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER
                      BEFORE BUYING SHARES OF COMMON STOCK.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
   ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                 The date of this prospectus is May 14, 2001

                               TABLE OF CONTENTS

The Company............................................................  1

Risk Factors...........................................................  2

Plan of Distribution................................................... 11

Legal Matters.......................................................... 13

Experts................................................................ 13

Where You Can Find More Information.................................... 14

                                      (i)

                                EXPLANATORY NOTE

     Each Class A Warrant entitles the holder to purchase one share of Class A Common Stock and one Class B Warrant at an exercise price equal to the average of the bid and asked prices of the Company's Common Stock as of the effective date of this Registration Statement, subject to adjustment, until December 3, 2001. Each Class B Warrant entitles the holder to purchase one share of Class A Common Stock and one Underlying B Warrant at an exercise price equal to the average of the bid and asked prices of the Company's Common Stock as of the effective date of this Registration Statement, subject to adjustment, until December 6, 2001. Each Underlying B Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $1.50, subject to adjustment, until June 30, 2002. The Class A Warrants and the Class B Warrants are subject to redemption, by the Company at a price of $.05 per Warrant upon 30 days' written notice if the closing bid price of the Class A Common Stock for 30 consecutive trading days ending within 15 days of the notice of redemption of the Warrants averages in excess of $12.00 per share with respect to the Class A Warrants and $15.00 per share with respect to the Class B Warrants.


                     NOTICE ABOUT FORWARD-LOOKING STATEMENTS

     To the extent that the information presented in this prospectus, and in other documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information," discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" section of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" section and other sections of this prospectus, and other cautionary statements in documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information."

                                   THE COMPANY

     AASI is a development stage enterprise organized in 1990 to design, develop, manufacture and market propjet and jet aircraft intended primarily for business use. We have obtained a type certificate ("Type Certificate") from the Federal Aviation Administration ("FAA") with respect to a non-pressurized, single-engine aircraft powered by a Pratt & Whitney propjet engine (the "JETCRUZER 450"). We are modifying the JETCRUZER 450 to develop a six-seat (including pilot), pressurized version of that aircraft for commercial sale (the "JETCRUZER(TM) 500").

     AASI began development of the JETCRUZER 450 in 1990 and obtained the FFA Type Certificate approval in 1994. Throughout this period, we engaged in design and engineering of the aircraft, as well as production of the jigs, forms, tools, dies and molds necessary to manufacture the aircraft. The first FAA conformed JETCRUZER 450 was completed in 1992. The aircraft was used by AASI and the FAA to perform static (non-flight) testing. In late 1992 and 1993, two flight test aircraft were completed. These aircraft were flight tested by the Company and the FAA from 1992 through 1994. We received the FAA Type Certificate for the JETCRUZER 450 on June 14, 1994.

     Although we received preliminary written indications of interest to purchase the aircraft, we decided that we would not obtain a production certificate for the JETCRUZER 450 or otherwise pursue commercialization of that aircraft in part because the Type Certificate is subject to certain limitations, which we believe reduce the commercial viability of the JETCRUZER 450. Instead, we decided to amend the Type Certificate to develop the JETCRUZER 500 for commercial sale. The JETCRUZER 500 is a modified version of the JETCRUZER 450 that we anticipate will not be subject to the limitations imposed by the existing Type Certificate.

     We have FAA approval to amend the Type Certificate, rather than obtain a new Type Certificate. We currently anticipate that we can obtain an amendment to the Type Certificate during the year 2002 and commence commercial production of our aircraft within the same time frame. However, obtaining the amendment may take longer than anticipated, and we may experience unforeseen expense or delay in certifying and commercializing our aircraft.

     AASI has not generated any operating revenues to date and has incurred losses from its operating activities, including program development costs, of $6.3 million and $5.6 million in 2000 and 1999, respectively. We believe we will continue to experience losses until such time as we begin to sell aircraft on a commercial scale. Research and development expenses have consisted primarily of the costs of personnel, facilities, materials and equipment required to conduct our development activities. These expenses aggregated $37,868,000 from inception through December 31, 2000. Such expenses were incurred to develop the JETCRUZER 450, to obtain a Type Certificate with respect thereto, and to begin the design of the JETCRUZER 500 and the STRATOCRUZER 1250 (see "Other Aircraft"). Research and development expenses increased in 2000 as the Company accelerated the development of the JETCRUZER 500. These expenses were incurred primarily to develop the JETCRUZER 450, to obtain a Type Certificate for it, and to design and test the JETCRUZER 500.

                                  RISK FACTORS

     An investment in shares of our common stock is very risky. You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus before deciding to invest.

THE COMPANY HAS INSUFFICIENT CASH TO PAY THE CURRENT PRINCIPAL AND INTEREST DUE UNDER ITS SECURED CONVERTIBLE NOTES WHICH PAYMENT COULD BE DEMANDED AT ANY TIME UNDER THE TERMS OF ITS SECURED CONVERTIBLE NOTES.

     Failure of the Company to continue the listing of its Class A Common Stock on NASDAQ is a violation of the terms of the Company's Secured Convertible Notes. Pursuant to such terms, the holders of the Secured Convertible Notes may accelerate the Secured Convertible Notes and demand immediate repayment of all principal and interest owed pursuant to the Secured Convertible Notes. The Company does not have sufficient cash to comply with a demand for repayment of all the Secured Convertible Notes. If the holders of the Secured Convertible Notes were to demand repayment of the principal and interest under such Secured Convertible Notes, and the Company were unable to make such repayment, such holders could take various actions to accomplish repayment, including, but not limited to, foreclosure on the Company's assets, virtually all of which were pledged as security for the Secured Convertible Notes. Any demand for repayment of the Secured Convertible Notes would have a material adverse effect upon the Company and could jeopardize its ability to continue its development efforts or to continue operations.

RISK OF LOW-PRICE STOCKS.

     AASI's Class A Common Stock is classified as a "penny stock" by the Commission. This classification severely and adversely effects the market liquidity for our Class A Common Stock. Commission regulations define a "penny stock" to be any non-NASDAQ equity security that has a market price
(as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     As a "penny stock" shares of AASI's Class A Common Stock are subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell AASI's securities and may adversely affect the ability of holders of AASI's securities to sell any of the securities acquired hereby in the secondary market.

WE ARE A DEVELOPMENT STAGE COMPANY IN AN EARLY STAGE OF PRODUCT DEVELOPMENT; NO ASSURANCE OF SUCCESS; NO COMMERCIAL OPERATIONS.

    AASI is in the development stage and has not commenced any commercial operations or received any operating revenues. Potential investors should be aware of the problems, delays, expenses and difficulties usually encountered by an enterprise in the Company's stage of development, many of which may be beyond our control. These include unanticipated problems relating to product development, testing, initial and continuing regulatory compliance, manufacturing costs, production and assembly, the competitive and regulatory environment in which we plan to operate, marketing problems and additional costs and expenses that may exceed current estimates. AASI has been engaged primarily in research and development since its inception and has not completed the development of the JETCRUZER 500. We may not be able to successfully develop the JETCRUZER 500 or any other aircraft. We may not be granted the necessary regulatory approvals to produce and sell our aircraft, and our aircraft may not prove to be commercially viable or marketable.

WE HAVE ACCUMULATED A SUBSTANTIAL DEFICIT; WE HAVE A HISTORY OF LOSSES; WE EXPECT SUBSTANTIAL FUTURE LOSSES.

     To date, AASI has incurred significant losses. At December 31, 2000, we had an accumulated deficit of approximately $61,792,000. We incurred net losses of approximately $9,341,000 and $10,715,000 for the years ended December 31, 1999 and 2000, respectively. These losses have resulted principally from significant costs associated with the development of the JETCRUZER 500. AASI expects to incur further losses for the foreseeable future due to significant costs associated with amending its FAA Type Certificate, manufacturing its proposed aircraft, obtaining the necessary regulatory approvals, and marketing and selling its proposed aircraft. There can be no assurance that sales of the Company's aircraft will ever generate sufficient revenues to fund its continuing operations, that the Company will generate positive cash flow from its operations, or that the Company will attain or thereafter sustain profitability in any future period.

WE WILL NEED ADDITIONAL FINANCING.

     AASI believes that its current working capital with the additional funding obtained in March 2001 through the sale of its Secured Convertible Notes will be sufficient to meet its cash requirements at least through September of 2001; however, we may require additional financing prior to that time. Also, if required, additional financing may not be available on acceptable terms or at all. In addition, we will need to obtain additional financing in order to finish our development of the JETCRUZER 500. Failure to obtain such additional financing would have a material adverse effect on our business and prospects and could require that we severely limit or cease our operations.

REGULATORY UNCERTAINTY.

     AASI intends to amend its Type Certificate with respect to the JETCRUZER 450 to include the JETCRUZER 500. In addition, we will be required to obtain an amendment to our Type Certificate or a new type certificate if and when we develop additional aircraft. Obtaining a new or amended FAA type certificate can be difficult, costly, and time consuming. We may not be successful in obtaining a new type certificate or amendments to our existing Type Certificate for an aircraft. Further, if one or more new or amended type certificates are obtained, they may be subject to conditions which may adversely affect the use of the proposed aircraft for their intended purpose.

     AASI will also need to obtain an FAA production certificate for the commercial production of its aircraft and airworthiness certificates for individual aircraft upon the completion of manufacture. AASI may not be able to obtain a production certificate for its planned aircraft models, or airworthiness certificates for individual aircraft, and therefore there can be no assurance that the Company will be able to produce and sell aircraft.

     AASI will also be subject to the risk of modification, suspension or revocation of any FAA certificate it holds. A modification, suspension, or revocation could occur if, in the FAA's judgement, compliance with airworthiness or safety standards by AASI was in doubt. If the FAA were to suspend or revoke AASI's type or production certificate for an aircraft model, sales of that model would be adversely affected or terminated. If, in the FAA's judgement, an unsafe condition developed or was discovered after one or more of our aircraft had entered service, the FAA could issue an "Airworthiness Directive," which could result in a requirement that we develop appropriate design changes at our expense. Foreign authorities could impose similar obligations upon AASI as to aircraft within their jurisdiction. Any or all of these occurrences could expose AASI to substantial additional costs and/or liabilities.

LIMITED PRODUCT LINE; FLUCTUATIONS IN SALES OF AIRCRAFT.

     Initially, the JETCRUZER 500 is intended to be AASI's only product available for commercial sale. Accordingly, our operating results and the future development of additional products will depend substantially upon the successful sale of that aircraft, as to which there can be no assurance. Moreover, if there is a downturn in the market for general aviation aircraft due to economic, political or other reasons, we would not be able to rely on sales of other products to offset the downturn. It is possible that sales of business aircraft could decline in the future for reasons beyond our control. Furthermore, if a potential purchaser is experiencing an economic downturn or is for any other reason seeking to limit its capital expenditures, the high unit selling price of a new aircraft may result in such potential purchaser deferring its purchase or electing to purchase a pre-owned aircraft or a lower priced aircraft. Further, since AASI intends to rely on the sale of a relatively small number of high unit selling price aircraft to provide substantially all of its revenue, small decreases in the number of aircraft delivered in any year may have a material negative effect on the results of operations for that year. In addition, small changes in the number and timing of deliveries of, and receipt of payments on, new aircraft may have a material effect on our liquidity.

WE FACE NUMEROUS COMPETITORS, SOME OF WHICH HAVE GREATER RESOURCES.

     Our aircraft will compete with other aircraft that have comparable characteristics and capabilities. Most of our competitors, including Cessna Aircraft Co. (maker of the Caravan), Socata (maker of the TBM), Pilatus (maker of the PC-12), Raytheon Aircraft Co. (Beechcraft) (maker of the King Air) and New Piper Aircraft Corp. (maker of the Malibu Mirage and the Meridian propjet), are substantially larger in size and have far greater financial, technical, marketing, and other resources than we do. Certain of our actual and potential competitors have greater financial and other resources that may allow them to modify existing aircraft or develop alternative new aircraft which could compete with our aircraft, and these competitors may introduce such aircraft and aircraft changes prior to the delivery of our first aircraft. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sales and marketing of their products than are available to us. In addition, we will need to convince potential customers of the advantages of our aircraft as compared to competitors' aircraft having a more conventional design and appearance. Future technological advances may result in competitive aircraft with improved characteristics and capabilities that could adversely affect our business. Our aircraft may also compete with used aircraft which become available in the resale market at prices sufficiently lower to offset deficits in performance, if any, as compared to our aircraft.

RELIANCE ON SINGLE SOURCE SUPPLIERS.

     AASI will be dependent on certain suppliers of products in order to manufacture its aircraft. In particular, we will be dependent on Pratt & Whitney to supply the propjet engine for the JETCRUZER 500. We have no contractual right to obtain any specified number of engines from Pratt & Whitney. Should our ability to obtain the requisite number of engines be limited for any lengthy period of time or the cost of the engines increase, our ability to produce and sell aircraft could be materially and adversely affected. In addition, the failure of other suppliers or subcontractors to meet our performance specifications, quality standards or delivery standards or schedules could have a material adverse effect on our operations. Moreover, our ability to significantly increase our production rate following the introduction of the JETCRUZER 500 could be limited by the ability or willingness of key suppliers to increase their delivery rates. When we are ready to begin the manufacture of our aircraft, the prices to obtain materials and components may have changed and a number of suppliers may need to be replaced. Our inability to obtain supplies to manufacture our products would have a material adverse effect on our business prospects, operations and financial condition.

INSURANCE AND PRODUCT LIABILITY EXPOSURE.

     Because the failure of an aircraft manufactured by AASI or any other mishap involving such an aircraft may result in physical injury or death to the occupants of the aircraft or others, we could be subject to lawsuits involving product liability claims, which lawsuits may involve claims for substantial sums. Although we intend to obtain comprehensive product liability insurance prior to the commencement of commercial sales of our aircraft, such insurance can be expensive and subject to various coverage exclusions and may not be obtainable by us in the future on acceptable terms or at all. Further, should we become involved in product liability litigation, the expenses and damages awarded could be large and the scope of any coverage may be inadequate. Increased insurance costs and/or liability costs could require an increase in the price of our aircraft and therefore could have a negative impact on sales.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS.

     AASI expects to derive a substantial portion of its revenues from the sale of a relatively small number of aircraft. As a result, a small reduction in the number of aircraft shipped in a quarter due to, for example, unanticipated shipment rescheduling or cancellations, supplier delays in the delivery of component parts or unexpected manufacturing difficulties, could have a material and adverse effect on our financial position and results of operations for that quarter.

RISKS OF INTERNATIONAL OPERATIONS.

     AASI intends to market and sell its aircraft to foreign customers. Accordingly, AASI will be subject to all of the risks inherent in international operations, including work stoppages, transportation delays and interruptions, political instability or conflict between countries in which we may do business, foreign currency fluctuations, economic disruptions, differences in airworthiness and certification standards imposed by foreign authorities, the imposition of tariffs and import and export controls, changes in governmental policies (including United States trade policy) and other factors, including other foreign laws and regulations, which could have an adverse effect on our business. With respect to international sales that are denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies can increase the effective price of, and reduce demand for, our products relative to competitive products priced in the local currency. These international trade factors may, under certain circumstances, materially and adversely impact demand for our products or our ability to sell aircraft in particular countries or deliver products in a timely manner or at a competitive price, which in turn may have an adverse impact on our relationships with its customers. In addition, foreign certification or equivalent approval is required prior to importing an aircraft into a foreign country, and we may not receive such certification or equivalent approval in any country. Our success will depend in part upon our ability to obtain and maintain foreign certifications or equivalent approvals and manage international marketing, sales and service operations.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL MANAGEMENT PERSONNEL.

     AASI's success to date has depended in large part on the skills and efforts of Dr. Carl Chen, the Company's Chairman and Chief Executive Officer, and, to a lesser extent, on the skills and efforts of Mr. Gene Comfort, the Company's Executive Vice President. AASI has obtained key-man life insurance coverage with respect to Dr. Chen and Mr. Comfort in the face amounts of $2,000,000 and $1,000,000, respectively, naming AASI as beneficiary. Our future success will depend to a significant extent on our ability to hire certain other key employees on a timely basis. Competition for highly-skilled business, product development, technical and other personnel is intense, and there can be no assurance that we will be successful in recruiting new personnel or in retaining our existing personnel. AASI will experience increased costs in order to retain and attract skilled employees. AASI's failure to attract additional qualified employees on a timely basis or to retain the services of key personnel could have a material adverse effect on the Company's operating results and financial condition.

RISKS OF PLANNED GROWTH.

     AASI plans to significantly expand its operations during the third and fourth quarters of 2001, which could place a significant strain on its limited personnel, financial and other resources. We intend to expand our manufacturing capabilities and commence commercial manufacture of aircraft. Our efforts to conduct manufacturing activities may not be successful, and we may not be able to satisfy commercial scale production requirements on a timely and cost-effective basis. Our ability to manage this growth, should it occur, would require significant expansion of our engineering, production, marketing and sales capabilities and personnel. We may not be able to find qualified personnel to fill additional engineering, production, and sales and marketing positions or be able to successfully manage a larger sales and marketing organization.

CONTROL BY INSIDERS; OWNERSHIP OF SHARES HAVING DISPROPORTIONATE VOTING
RIGHTS.

     Dr. Carl Chen, AASI's Chairman and Chief Executive Officer, and C.M. Cheng, a Director of the Company, beneficially own, or have voting control over, shares of AASI's capital stock representing approximately 70% of the total voting power of AASI. Accordingly, they will continue to be able to elect at least a majority of AASI's directors and thereby direct the policies of AASI for the foreseeable future. Furthermore, the disproportionate vote afforded the shares of Class B Common Stock and Class E Common Stock could also serve to impede or prevent a change of control of AASI. As a result, potential acquirors may be discouraged from seeking to acquire control of AASI through the purchase of Class A Common Stock, which could have a depressive effect on the market price of our securities.

LIMITATION ON OFFICERS' AND DIRECTORS' LIABILITIES UNDER DELAWARE LAW.

     Pursuant to AASI's Certificate of Incorporation, and as authorized under applicable Delaware law, directors and officers of AASI are not liable for monetary damages for breach of fiduciary duty, except (i) in connection with a breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for dividend payments or stock repurchases illegal under Delaware law or (iv) for any transaction in which a director has derived an improper personal benefit.

POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS; ENHANCED VOTING POWER OF CLASS B COMMON STOCK AND CLASS E COMMON STOCK.

     AASI's Certificate of Incorporation authorizes the issuance of a maximum of 5,000,000 shares of preferred stock on terms which may be fixed by AASI's Board of Directors without stockholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock. The issuance of preferred stock could make the possible takeover of AASI or the removal of management of AASI more difficult, discourage hostile bids or control of AASI in which stockholders may receive premiums for their shares of Class A Common Stock or otherwise dilute the rights of holders of Class A Common Stock. In addition, AASI is subject to Delaware General Corporation Law provisions that may have the effect of delaying, deferring or preventing certain changes of control of AASI. Furthermore, the disproportionate vote afforded the Class B Common Stock and Class E Common Stock could also serve to impede or prevent a change in control of AASI.

SHARES AVAILABLE FOR FUTURE SALE; REGISTRATION RIGHTS.

     Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise, could have an adverse effect on the price of AASI's securities. As of April 25, 2001, AASI had outstanding 21,469,546 shares of Class A Common Stock, 10,400,000 Class A Warrants and 6,900,000 Class B Warrants (excluding the 10,400,000 Class B Warrants issuable upon the exercise of the Class A Warrants), 60,377 shares of Series A Preferred Stock, 1,900,324 shares of Class B Common Stock, and 8,000,000 shares of Class E Common Stock. The shares of Class E Common Stock are not currently transferable and are subject to redemption by AASI for a nominal consideration if AASI does not meet certain income or stock price levels, and are convertible into Class B Common Stock if AASI does meet such levels. Sales of Common Stock, or the possibility of such sales, in the public market may adversely affect the market price of the securities offered hereby.

OUR COMMON STOCK HAS BEEN DELISTED FROM THE NASDAQ STOCK MARKET.

     Our Class A Common Stock was delisted from the NASDAQ Stock Market in April, 2001, and it is now traded through the NASD's "Electronic Bulletin Board." Consequently, the liquidity of our securities has been severely impacted, not only by the number of securities which can be bought and sold, but also through delays in the timing of the transactions, reductions in the number and quality of security analysts' and the news media's coverage of AASI, and lower prices for our securities than might otherwise be attained.

NO DIVIDENDS.

     AASI has paid no dividends to its stockholders since its inception and does not plan to pay dividends in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business.

VOLATILITY OF STOCK PRICE MAY INCREASE NUMBER OF SHARES ISSUABLE UPON CONVERSION OF PREFERRED STOCK.

     The stock market from time to time experiences significant price and volume fluctuations, some of which are unrelated to the operating performance of particular companies. We believe that a number of factors can cause the price of our common stock to fluctuate, perhaps substantially. These factors include, among others:

     - Announcements of financial results and other developments relating to our business;

     -   Changes in the general state of the economy; and

     - Changes in market analyst estimates and recommendations for our common stock.

     Significant downward fluctuations of the price of our stock may substantially increase the number of shares of common stock issuable upon conversion of outstanding Series A Preferred Stock as a result of the conversion formula, which is tied to the market price of the common stock. The consequences of decreases in the common stock price are more fully discussed below under the risk factor entitled "The issuance of additional shares of common stock upon conversion of preferred stock may cause significant dilution of existing shareholders' interests and exert downward pressure on the price of our common stock."

THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK UPON CONVERSION OF PREFERRED STOCK MAY CAUSE SIGNIFICANT DILUTION OF EXISTING SHAREHOLDERS' INTERESTS AND EXERT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK.

     Significant dilution of existing shareholders' interests may occur if we issue additional shares of common stock underlying outstanding shares of preferred stock. As of April 25, 2001, we had 60,377 shares of Series A Preferred Stock outstanding. The number of shares of common stock issuable upon conversion of the Series A Preferred Stock may constitute a significant greater percentage of the total outstanding shares of our common stock, as such conversion is based on a formula pegged to the market price of the common stock. The formula provides, specifically, that the number of shares of common stock issuable upon the conversion of one share of Series A Preferred Stock is calculated as $100 (plus any accrued and unpaid dividends on such share) divided by the conversion price. The conversion price is equal to the lesser of (1) 100% of the average of the closing bid price of the common stock on the last three trading days before the date of initial issuance of shares of Series A Preferred Stock, or (2) 90% of the average of the eight lowest closing bid prices of the common stock during the last 180 trading days before the date of conversion. Therefore, there is a possibility that the Series A Preferred Stock may convert to common stock at a rate which may be below the prevailing market price of the common stock at the time of conversion.

     The exact number of shares of common stock into which the Series A Preferred Stock may ultimately be convertible will vary over time as the result of ongoing changes in the trading price of our common stock. Decreases in the trading price of our common stock would result in increases in the number of shares of common stock issuable upon conversion of the Series A Preferred Stock. The following consequences could result:

     - If the market price of our common stock declines, thereby proportionately increasing the number of shares of common stock issuable upon conversion of the Series A Preferred Stock, an increasing downward pressure on the market price of the common stock might result (sometimes referred to as a downward "spiral" effect).

     - The dilution caused by conversion of Series A Preferred Stock and sale of the underlying shares could also cause downward pressure on the market price of the common stock.

     - Once downward pressure is placed on the market price of the Company's stock, the pressure could encourage short sales by holders of Series A Preferred Stock and others, thus placing further downward pressure in the price of the Common Stock.

     - The conversion of Series A Preferred Stock would dilute the book value and earnings per share of common stock held by our existing shareholders.

THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK UPON CONVERSION OF CONVERTIBLE NOTES MAY CAUSE SIGNIFICANT DILUTION OF EXISTING SHAREHOLDERS' INTERESTS AND EXERT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK.

     Significant dilution of existing shareholders' interests may occur if we issue additional shares of common stock underlying outstanding shares of convertible notes. As of April 25, 2001, we had $5,000,000 aggregate principal amount of convertible notes outstanding. We expect to issue another $3,000,000 aggregate principal amount of convertible notes. The number of shares of common stock issuable upon conversion of the convertible notes may constitute a significant greater percentage of the total outstanding shares of our common stock, as such conversion is based on a formula pegged to the market price of the common stock. The formula provides, specifically, that the number of shares of common stock issuable upon the conversion of the notes is calculated by dividing the aggregate principal amount outstanding by the conversion price. The conversion price is, at the option of the holder (1) the closing price of our common stock on the last trading day immediately preceding the date of the initial issuance of the notes, or (2) 80% of the average of the three lowest closing bid prices of the common stock during the last 60 trading days before the date of conversion, or (3) $.25. Therefore, it is likely that the notes may convert to common stock at a rate which is below the prevailing market price of the common stock at the time of conversion.

     The exact number of shares of common stock into which the notes may ultimately be convertible will vary over time as the result of ongoing changes in the trading price of our common stock. Decreases in the trading price of our common stock would result in increases in the number of shares of common stock issuable upon conversion of the notes. The following consequences could result:

     - If the market price of our common stock declines, thereby proportionately increasing the number of shares of common stock issuable upon conversion of the notes, an increasing downward pressure on the market price of the common stock might result (sometimes referred to as a downward "spiral" effect).

     - The dilution caused by conversion of notes and sale of the underlying shares could also cause downward pressure on the market price of the common stock.

     - Once downward pressure is placed on the market price of the Company's stock, the pressure could encourage short sales by holders of notes and others, thus placing further downward pressure in the price of the Common Stock.

     - The conversion of notes would dilute the book value and earnings per share of common stock held by our existing shareholders.

     Under the rules of The NASDAQ Stock Market, prior to the receipt of shareholder approval, the maximum number of shares which may be issued upon conversion of the notes and exercise of the warrants issued in connection with the notes may not exceed 19.9% of our outstanding common stock. We expect to obtain shareholder approval of the terms of the Series A transaction at our next Annual Meeting of Shareholders, which we expect to hold on June 18, 2001. Pursuant to the terms of the notes, after shareholder approval is obtained, the cap will be removed on the number of common shares into which shares of notes can be converted.


                              PLAN OF DISTRIBUTION

     The shares being offered hereby will be offered and sold by the Company to the holders of the Series A Preferred Stock, Secured Convertible Notes, warrants issued in connection with the Secured Convertible Notes, Class A Warrants, Class B Warrants, and Underlying B Warrants pursuant to the terms of such instruments.

     The number of shares of common stock shown as being offered hereunder in connection with the Series A Preferred Stock represents an estimate of the number of shares of common stock to be offered by the Company assuming a conversion price of $.22 per share. The actual number of shares of common stock issuable upon conversion of the Series A Preferred Stock is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by AASI at this time, including the future market price of the common stock.

     The common stock being registered under this registration statement includes, with respect to29,300,000 shares of common stock registered hereunder, 200% of the shares of common stock issuable upon conversion of the Series A Preferred Stock issued on the date of this prospectus at a conversion price of $.22, being the effective conversion price as of the date of this Prospectus.

     The common stock being registered under this registration statement also includes one share of common stock for each warrant to purchase common stock issued or issuable in connection with Series A Preferred Stock. The actual number of shares of common stock issuable upon conversion of the Series A Preferred Stock shall equal the sum of the stated value of $100 per share, as adjusted for any stock dividends, combinations or splits with respect to such share, and accrued and unpaid dividends on such share, divided by the conversion price. The conversion price shall be at the election of the holder of the Series A Preferred Stock: (1) 100% of the average closing bid price of AASI Class A common stock for the three trading days immediately preceding the date of the initial issuance of the shares of Series A Preferred Stock or (2) 90% of the average of the eight lowest closing bid prices for the 180 trading days immediately preceding the conversion of the respective shares of Series A Preferred Stock. Therefore, the number of shares issuable upon conversion of the Series A Preferred Stock may be less than or greater than the number of shares shown as beneficially owned by the selling shareholders or otherwise covered by this prospectus.

     The number of shares of common stock shown as beneficially owned both prior to and after the offering by the selling shareholders holding Secured Convertible Notes represents an estimate of the number of shares of common stock to be offered by such selling shareholders assuming a conversion price of $.25 per share. The actual number of shares of common stock issuable upon conversion of the Secured Convertible Notes shall equal the aggregate principal amount of notes to be converted and accrued and unpaid interest thereon, divided by the conversion price. The conversion price is, at the option of the holder (1) the closing price of our common stock on the last trading day immediately preceding the date of the initial issuance of the notes, or (2) 80% of the average of the three lowest closing bid prices of the common stock during the last 60 trading days before the date of conversion, or (3) $.25. Therefore, the actual number of shares of common stock issuable upon conversion of the Secured Convertible Notes is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by AASI at this time, including the future market price of the common stock. The common stock being registered under this registration statement includes, with respect to 40,000,000 shares of common stock registered hereunder, 200% of the shares of common stock issuable upon conversion of the Secured Convertible Notes issued and issuable on the date of this prospectus at a conversion price of $.25.

     The common stock being registered under this registration statement, with respect to 10,000,000 shares of common stock registered hereunder is for common stock issuable upon exercise of the warrants to purchase common stock which were issued in connection with the Secured Convertible Notes. The exercise price for these warrants is $.45, which is equal to one hundred and ten percent (110%) of the closing price of the Common Stock as reported on the

NASDAQ National Market System for the trading day preceding the closing date of the transaction in which the Secured Convertible Notes were issued.

     The number of shares of common stock shown as being issuable by the Company upon exercise of the Class A Warrants represents the number of shares of common stock to be offered assuming all Class A Warrants are exercised. The common stock being registered under this registration statement includes, with respect to 10,400,00 shares of common stock registered hereunder, one share of common stock issuable upon exercise of each Class A Warrant. The Class A Warrants are exercisable for one share of Class A Common Stock and one Class B Warrant, at an exercise price equal to the average of the bid and asked prices of the Class A Common Stock as of the effective date of this registration statement.

     The number of shares of common stock shown as being issuable by the Company upon exercise of the Class B Warrants represents the number of shares of common stock to be offered assuming all Class B Warrants are exercised, including all Class B Warrants obtained through exercise of Class A Warrants. The common stock being registered under this registration statement includes, with respect to 17,300,000 shares of common stock registered hereunder, one share of common stock issuable upon exercise of each Class B Warrant, including all Class B Warrants which may be obtained through exercise of Class A Warrants.

     The number of shares of common stock shown as being issuable by the Company upon exercise of the Underlying B Warrants represents the number of shares of common stock to be offered by the Company assuming all Underlying B Warrants which are issuable upon exercise of the Class B Warrants are exercised. It is also assumed that including all Class A Warrants are exercised and all Class B Warrants are exercised, including those obtained through exercise of Class A Warrants. The common stock being registered under this registration statement includes, with respect to 17,300,000 shares of common stock registered hereunder, one share of common stock issuable upon exercise of each Underlying B Warrant.

                                  LEGAL MATTERS

     Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for AASI by Luce, Forward, Hamilton & Scripps LLP, attorneys at law, San Diego, California.

                                     EXPERTS

     The financial statements of Advanced Aerodynamics & Structures, Inc. ("AASI") appearing in AASI's Annual Report on Form 10-KSB as of and for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing the conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the financial statements) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy and information statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

     The SEC allows us to "incorporate by reference" the information we file with them. This prospectus incorporates important business and financial information about AASI which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the following documents:

     - our Annual Report on Form 10-KSB for the year ended December 31, 2000 as filed on April 2, 2001;

     - our definitive Proxy Statement filed on May 8, 2000 in connection with AASI's Annual Meeting of Stockholders held on June 2, 2000;

     -   the description of our class of Class A Common Stock as set forth under
         Item 1 of our Form 8-A registration statement filed on November 19, 1996 and under "Description of Securities" in our Form SB-2 registration statement No. 333-12273 filed on November 21, 1996; and

     - future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered by the selling shareholders have been sold.

     You may obtain a copy of these filings, without charge, by writing or calling us at:

                    Advanced Aerodynamics & Structures, Inc.
                             3205 Lakewood Boulevard
                              Long Beach, CA 90808
                           Attention: Mr. David Turner

     If you would like to request these filings from us, please do so at least five business days before you have to make an investment decision.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than on the front of those documents.